Exhibit 3.2c

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF STEEL DYNAMICS, INC.

September 25, 2017

Article XI of the Amended and Restated Bylaws of Steel Dynamics, Inc. is hereby amended and replaced as follows:

“ARTICLE XI

Except only as may be otherwise expressly provided in the Articles of Incorporation or by the Indiana Business Corporation Law, these Bylaws may be made, altered, changed or repealed by either: (a) the Board of Directors, by the affirmative vote of a majority of the entire number of directors, or (b) the stockholders, by the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of the outstanding shares entitled to vote thereon, at a meeting of the stockholders called, in whole or in part, for that purpose.”

This amendment to the Company’s Amended and Restated Bylaws is made as of September 25, 2017, but will only become effective upon approval and adoption by stockholders, at the Company’s 2018 Annual Meeting of Stockholders, of a conforming amendment to the Company’s Amended and Restated Articles of Incorporation to provide stockholders such authority.